EXHIBIT 16.1

April 30, 2025

Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549

United States of America

We have been furnished with a copy of the response to item 16-F “Changes In Registrant’s Certifying Accountant” of the Form 20-F with respect to the event that occurred on February 4, 2025, to be filed by our former client, Cosan S.A.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO RCS Auditores Independentes SS Ltda.

BDO RCS Auditores Independentes SS Ltda.

São Paulo, Brazil